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                                                                    EXHIBIT 23.3

The Supervisory Board
dmc(2) Degussa Metals Catalysts Cerdec Aktiengesellschaft:

     We consent to the inclusion in this registration statement on Form S-1 of OM Group, Inc. of our report dated November 30, 2001 with respect to the combined balance sheets of dmc(2) Degussa Metals Catalysts Cerdec Aktiengesellschaft and subsidiaries as of December 31, 2000 and 1999, and September 30, 1999 and the related combined statements of operations, shareholder's equity, and cash flows for the year ended December 31, 2000, three months ended December 31, 1999, and years ended September 30, 1999 and 1998, and to the reference to our firm under the caption "Experts" in the prospectus.

                                          KPMG DEUTSCHE TREUHAND-GESELLSCHAFT
                                          AKTIENGESELLSCHAFT
                                          WIRTSCHAFTSPRUEFUNGSGESELLSCHAFT

Frankfurt, Germany
December 5, 2001